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                                                                  EXHIBIT (C)(3)

March 6, 1998

Mr. Mark Ronald
GEC-Marconi North America Inc.
164 Totowa Road
Wayne, New Jersey 07474-0975


Dear Mr. Ronald:

We have agreed to exchange information regarding Tracor, Inc. (hereinafter the "Company") and GEC-Marconi North America Inc. ("GEC") in connection with your consideration of the possible acquisition of the Company ("Possible Transaction") by GEC. In consideration of our exchanging the Evaluation Materials (as defined below) we agree as follows:

Confidentiality of Evaluation Materials

Each of us will treat confidentially any information (whether written or oral) that each of us or our representatives furnish to the other in connection with a Possible Transaction, together with analyses, compilations, studies, or other documents prepared by us or GEC which contain or otherwise reflect such information (collectively, the "Evaluation Materials"). We each recognize and acknowledge the competitive value of the Evaluation Materials and the damage that could result to either party if the Evaluation Materials were used or disclosed except as authorized by this Agreement.

The term "Evaluation Materials" includes information furnished by either party to the other, orally or in writing (whatever the form or storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as confidential. The term "Evaluation Materials" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by either party or our representatives; (ii) was or becomes available to either party on a non-confidential basis from a source other than the other party or its representatives, provided that, to the best of such receiving party's knowledge, such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation; (iii) is independently developed by a party without further reference to or benefit from the information received from the other party or its representatives; (iv) is possessed by a party without such restrictions prior to receipt from the other party or its representatives; (v) is disclosed on a non-confidential basis by a party or its representatives to a business or entity other than the other party; or (vi) is disclosed to the other party without any confidentiality restrictions in connection with any other business dealings or potential dealings of the parties, past, present, and future, including those related to teaming agreements, joint ventures, contracts, subcontracts, or business pursuits or dealings of any kind not related to a Possible Transaction.

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Mr. Mark Ronald
March 6, 1998
Page 2 of 6

Use of Evaluation Materials

Neither GEC nor the Company will use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating a Possible Transaction. Each of GEC and the Company will keep the Evaluation Materials completely confidential; provided, however, that (i) any of such information may be disclosed to those of each us of our or our affiliates' directors, officers, employees, agents, representatives (including attorneys, accountants, and financial advisors), and lenders and other sources of financing (collectively, "our representatives") who need to know such information for the purpose of evaluating a Possible Transaction (it being understood that each of our or our affiliates' representatives shall be informed of the confidential nature of such information and shall be directed by each of us, and shall each expressly agree, to treat such information confidentially in accordance with this Agreement) and
(ii) any other disclosure of such information may only be made if the other party consents in writing prior to any such disclosure. Without limiting the generality of the foregoing, in the event that a Possible Transaction is not consummated neither the Company nor GEC shall use any of the Evaluation Materials for any purpose.

In the event that either party shall receive a request or be required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, the party receiving such request shall (i) immediately notify the other of the existence, terms, and circumstances surrounding such a request;
(ii) consult with the other on the advisability of taking legally available steps to resist or narrow such request; and (iii) assist such party, at such party's expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that either party waives compliance with the provisions hereof, (i) the other party may disclose to any tribunal only that portion of the Evaluation Materials which it is advised by counsel is legally required to be disclosed, and (ii) the disclosing party shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by such party not permitted by this Agreement.

Non-Disclosure

The disclosure of your possible interest in purchasing the Company could have a material adverse effect on your or the Company's business if for any reason an agreement of purchase and sale is not consummated. Accordingly, unless required by applicable law, prior to the closing of a Possible Transaction, without the prior written consent of the other party hereto, neither party will, and will direct its representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof, otherwise than as required by law or the rules of any relevant stock exchange and each will, in any event, consult with the other prior to making any announcement. The term "person"
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Mr. Mark Ronald
March 6, 1998
Page 3 of 6

as used in this letter shall be broadly interpreted to include, without limitation, any corporation, the Company, GEC, or governmental agency or body, stock exchange, partnership, association or individual.

No Representation or Warranty

Although the Company has endeavored and will endeavor to include in the Evaluation Materials information known to it which it believes to be relevant for the purpose of your investigation, you acknowledge and agree that none of the Company or any of the Company's representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company, or any of the Company's representatives, stockholders, owners, affiliates, advisors, or agents, will have any liability under this Letter Agreement or otherwise to you or any other person resulting from the use of Evaluation Materials by you or any of your representatives. Only those representations or warranties that are made to a purchaser in a definitive sale agreement for the Company ("Sale Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Sale Agreement, will have any legal effect.

It is also acknowledged and agreed that no contract or agreement providing for the sale of the Company shall be deemed to exist between you and the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto, and the parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company unless and until a Sale Agreement has been executed and delivered by you and each of the other parties thereto. It is also agreed that unless and until a Sale Agreement between the Company and you with respect to the acquisition of the Company has been executed and delivered by you and each of the other parties thereto, there shall not be any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term "Sale Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.

Return of Documents

Upon either party's request, the other party shall promptly either deliver to such party or, at such other party's option, destroy and certify in writing the destruction of all written Evaluation Materials without (except as provided below) retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials. Provided that we each may retain one copy of the Evaluation Materials for archival purposes.

Mr. Mark Ronald
March 6, 1998
Page 4 of 6

No Authorized Contact or Solicitation

During the course of our evaluation, all inquiries and other communications are to be made directly to James B. Skaggs, President, or employees or representatives of the Company specified thereby. Accordingly, we each agree not to directly or indirectly contact or communicate with any executive or other employee of the other concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the other's express consent. You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction or any other form of joint acquisition by you and such third party without the Company's prior written consent.

Without the Company's prior written consent, you will not for a period of two years from the date of this Agreement directly solicit for employment any person who is now employed by the Company (or whose activities are dedicated to the Company) in an executive or management level position or otherwise considered by the Company to be a key employee. It is understood and agreed that the above provisions against direct solicitation shall not prohibit any general solicitation not directed specifically to such employees and shall also not prohibit contact through a search firm which is not aware of this Agreement and which is not told by you to target company employees.

Standstill

You agree that until one year from the date of this Agreement, you will not without the prior approval of the Board of Directors of the Company, or unless
(a) a third party makes an offer to acquire 20% or more of the stock of the Company, or (b) an announcement is made of a proposal to merge the Company with a third party or of any other proposal to acquire the Company, in each respect such offer or proposal not having been endorsed by the board of directors of the Company (i) acquire or make any proposal to acquire any securities or property of the Company; (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company; (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Company; (iv) form, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company; (v) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (vii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger. Except as provided above, you also agree during such period not to request the Company (or its directors, officers, employees, agents, or representatives) to amend or waive any provision of this paragraph. Provided, however that if the Company enters into an agreement comparable to this one with any third party, wherein the standstill provisions are more favorable

Mr. Mark Ronald
March 6, 1998
Page 5 of 6

to the third party than this Agreement is to you, you will automatically receive the benefit of the more favorable standstill provisions, it being the intent of the parties to this Agreement that you and such third party be subject to the same standstill provisions.

Legal Remedy

Money damages would not be a sufficient remedy for any breach of this Agreement by either party hereto and each party will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

Other

This Agreement constitutes the entire agreement between the parties thereto regarding the subject matter hereof. This Agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. The parties agree that any and all disputes with respect to this Agreement shall be litigated only in the State of Delaware. Each party hereby consents to jurisdiction and venue in the State of Delaware and hereby waives any jury trial.

If you are in agreement with the foregoing, please sign and return one copy of this letter, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

/s/ JAMES B. SKAGGS

James B. Skaggs
President

JBS:cdm
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Mr. Mark Ronald
March 6, 1998
Page 6 of 6

ACCEPTED AND AGREED TO AS OF THE DATE HEREOF:

GEC-Marconi North America Inc.
("GEC")



By:/s/ MARK H. RONALD
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       Mark H. Ronald
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   Printed Name
       President & CEO
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   Title